                                                Filed pursuant to Rule 424(b)(3)
                                           Registration Statement No. 333-154414

PROSPECTUS SUPPLEMENT NO. 1 TO PROSPECTUS
DATED NOVEMBER 10, 2008

                  Nontransferable Subscription Rights for up to
                         334,000 Shares of Common Stock

This Prospectus Supplement No. 1 (the "Prospectus Supplement") supplements our prospectus dated November 10, 2008 (the "Prospectus") relating to the distribution to our stockholders of nontransferable subscription rights to purchase shares of our common stock (the "Common Stock") at a cash subscription price of $18.00 per share (the "Rights Offering").

Change in Rights Offering Expiration Date

It has come to our attention that our transfer agent experienced difficulties mailing the Prospectus and related subscription documents. As a result, many of our stockholders did not receive those documents in a timely manner. To provide our stockholders adequate time to consider participating in our Rights Offering, the expiration date of the Rights Offering has been extended. The revised expiration date for the Rights Offering is 5:00 p.m, Eastern time on December
15, 2008. Notwithstanding the foregoing, as to all rights relating to restricted shares and shares held by participants in our ESPP program, the expiration date for the Rights Offering is 5:00 p.m, Eastern time on December 12, 2008.

This Prospectus Supplement should be read in conjunction with, and may not be utilized without, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus.

Investing in our Common Stock involves a high degree of risk. See "Risk Factors"
beginning on page 21 of the Prospectus. The shares of our Common Stock offered are not deposits, savings accounts, or other obligations of a bank or savings association and are not insured by the FDIC or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this
Prospectus Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense. This Prospectus Supplement and the Prospectus shall not constitute an offer to sell a security in any state unless such offer, or any resulting sale, is exempt from the securities registration requirements of such state.

              This Prospectus Supplement is dated November 25, 2008